Exhibit VII

AGREEMENT BETWEEN DENMARK, ESTONIA, FINLAND, ICELAND, LATVIA, LITHUANIA, NORWAY AND SWEDEN CONCERNING THE NORDIC INVESTMENT BANK

The Governments of Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden, hereinafter referred to as the Member countries, desiring to strengthen and further develop the cooperation among them through the Nordic Investment Bank, which was originally established by the five Nordic countries in 1975, as a common international financial institution having the same status as other legal persons conducting similar operations within and outside the Member countries, have agreed as follows:

Article 1

The purpose of the Nordic Investment Bank, hereinafter referred to as the Bank, is to make financing available in accordance with sound banking principles and taking into account socioeconomic considerations, to carry into effect investment projects of interest to the Member countries and other countries which receive such financing.

The Bank shall have the status of an international legal person with full legal capacity. It shall in particular have the capacity to enter into agreements, to acquire and dispose of immovable and movable property, and to be a party to legal proceedings before courts of law and other authorities.

Article 2

The Bank shall conduct its operations in accordance with its Statutes annexed to this Agreement. The Statutes may be amended by decision of the Board of Governors subsequent to a proposal or statement from the Board of Directors of the Bank, with the exception of the provisions regarding the composition and powers of the Board of Governors. The Nordic Council and the Parliaments of Estonia, Latvia and Lithuania shall be given an opportunity to submit a statement on proposals regarding amendments of the Statutes that are important in principle as to the purpose, operations and management of the Bank.

Article 3

The authorised capital stock of the Bank shall be subscribed by the Member countries. Any increase or decrease in the authorised capital stock shall be decided by the Board of Governors, upon proposal of the Board of Directors of the Bank.

The size of the authorised capital stock, the possibility to increase or decrease the capital stock and its allocation among the Member countries are dealt with in the Statutes.

Article 4

The principal office of the Bank shall be located in Helsinki.

Article 5

Actions may be brought against the Bank only in a court of competent jurisdiction in the territory of a country in which the Bank has established an office, or has appointed an agent for the purpose of accepting service of process, or when the Bank has otherwise expressly accepted jurisdiction. Actions may, however, be brought by a Member country or by persons acting for or deriving claims from a Member country only if the Bank has given its express consent thereto.

Property and assets of the Bank, wherever located and by whomsoever held, shall be immune from execution of judgement or decree by judicial or administrative authority before such judgement or decree is final.

Article 6

Property and assets of the Bank, wherever located and by whomsoever held, shall be immune from search, requisition, confiscation and expropriation by executive or legislative action.

The Bank, its property and assets shall be immune from procedural measures of constraint such as seizure.

Article 7

The premises and archives of the Bank and all documents belonging to it or held by it shall be inviolable.

Article 8

The official communications of the Bank shall be accorded by each Member country the same treatment that it accords to the official communications of any other Member country.

Article 9

The Bank, its income, assets, and property shall be exempt from all taxation, with clarifications as set forth in this Article.

The Bank shall be exempt from taxes on purchase and transfer of real estate and securities in connection with the official activities of the Bank.

Borrowing and lending by the Bank, as well as borrowing from the Bank and increases in the authorized capital stock of the Bank shall be exempt from all taxes and imposts of a similar nature.

When purchases or services of substantial value and necessary for the exercise of the official activities of the Bank are made or used by the Bank on its own behalf or on behalf of special funds which are directly connected with the operations of the Bank and which are held in trust directly by the Bank, and when the price of such purchases or services includes taxes or duties, the Member country which has levied the taxes or duties shall, if they are identifiable, take appropriate measures to grant exemptions from such taxes or duties or provide for their reimbursement.

The provisions of this Article do not apply to taxes and duties which are in fact no more than charges for public utility services.

Article 10

All members of the Board of Directors, their alternates, officers and other employees of the Bank, and experts appointed by the Bank shall, regardless of nationality, be accorded immunity from legal process with respect to acts performed by them in their official capacity on behalf of the Bank. Notwithstanding this, the Bank may waive the immunity, in accordance with the provisions of Article 14. No immunity shall apply, however, to civil liability in the case of damage arising from a road traffic accident caused by any of the persons enjoying immunity under this Article.

Article 11

All members of the Board of Directors, their alternates, officers and other employees of the Bank, and experts appointed by the Bank performing official tasks at the request of the Bank:

shall be exempt from immigration restrictions. This exemption shall likewise be extended to their spouses and dependent relatives;
may be granted the same travelling facilities as are granted in respect of institutions similar to the Bank in accordance with international practice, when a particular need therefor arises.

Article 12

The Bank may receive and be in possession of monies including currencies of any kind, and may maintain accounts in all currencies. It may also freely transfer its monies to, from and within a Member country and may exchange any currency in its possession into any other currency.

Article 13

The Bank shall be exempt from payment restrictions and credit policy measures, which in any manner prevent or impede the fulfilment of commitments made by the Bank or of its borrowing and lending.

Article 14

Privileges and immunities under this Agreement are granted exclusively to enable the Bank to fulfil its functions, and not for the benefit of others.

The Board of Directors of the Bank may, to such extent and upon such conditions as it may determine, waive any of the immunities and privileges conferred under this Agreement in cases where such action would, in the opinion of the Board of Directors, be in the best interests of the Bank.

Article 15

The Board of Governors may decide that the Bank shall be put into liquidation, following the procedures laid down in the Statutes of the Bank.

Article 16

Any question of interpretation or application of the provisions of this Agreement and the Statutes arising between any Member country and the Bank, or between any Member countries of the Bank, shall be submitted to the Board of Directors for its opinion. A special representative of a Member country particularly affected by the question under consideration shall be entitled to be present in the meeting of the Board of Directors during such consideration.

The question, together with the opinion of the Board of Directors, shall then be referred to the Board of Governors for final decision.

Article 17

This Agreement shall be ratified. This Agreement and the Statutes referred to in Article 2 shall enter into force thirty days after the date on which all the Member countries have deposited their instruments of ratification with the Norwegian Ministry for Foreign Affairs, however not earlier than 1 January, 2005. The Norwegian Ministry for Foreign Affairs shall inform the other Member countries of the deposit of the instruments of ratification and of the time this Agreement enters into force.

This Agreement shall be deposited with the Norwegian Ministry for Foreign Affairs, and certified copies shall be furnished by the Norwegian Ministry for Foreign Affairs to each of the Member countries.

Each Member country shall promptly take such action as is necessary for the purpose of implementing the provisions of this Agreement, particularly the provisions relating to the status, immunities, privileges and exemptions of the Bank and of the persons referred to in Articles 10 and 11, and shall inform the Bank of the detailed action which it has taken.

Upon entry into force of this Agreement and the Statutes referred to in Article 2, the agreement of 23 October 1998 between Denmark, Finland, Iceland, Norway and Sweden concerning the Nordic Investment Bank and the statutes of the Bank in force at the time shall cease to apply.

Notwithstanding the foregoing, decisions adopted under the said agreement or statutes shall continue to be applicable to the extent that they are compatible with or not explicitly terminated by this Agreement or the Statutes attached hereto or any decision adopted hereunder.

Article 18

Any Member country may withdraw from this Agreement by giving notice of withdrawal to the Government of Norway, which shall immediately report such notice to the other Member countries, the Board of Governors, and to the Board of Directors of the Bank.

The earliest date on which such withdrawal shall become effective shall be the end of the financial year following the year in which the notice of withdrawal was submitted.

Upon receipt of a notice of withdrawal, the Board of Governors shall adopt procedures for settlement of accounts with the withdrawing Member country, no later than the date upon which the withdrawal becomes effective. It shall then be ensured that the withdrawing Member country shall, to the same extent as the other Member countries, remain liable for those commitments of the Bank which were in force at the time of the withdrawal.